As filed with the Securities and Exchange Commission on June 26, 2023

Registration No. 333-211006

Registration No. 333-207176

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO:

FORM S-8

REGISTRATION STATEMENT NO. 333-211006

FORM S-8

REGISTRATION STATEMENT NO. 333-207176

UNDER

THE SECURITIES ACT OF 1933

CTI BIOPHARMA CORP.

(Exact name of registrant as specified in its charter)

Delaware	91-1533912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3101 Western Avenue, Suite 800

Seattle, Washington 98121

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

CTI BioPharma Corp. 2015 Equity Incentive Plan, as amended and restated

CTI BioPharma Corp. 2015 Equity Incentive Plan

(Full Title of the Plan)

Adam R. Craig

President, Chief Executive Officer and Interim Chief Medical Office

3101 Western Avenue, Suite 800

Seattle, Washington 98121

(206) 282-7100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Graham Robinson Skadden, Arps, Slate, Meagher & Flom LLP 500 Boylston Street, 23rd Floor Boston, Massachusetts 02116 (617) 573-4800	Katherine D. Ashley Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, D.C. 20005 (202) 371-7000	Ryan A. Murr Branden C. Berns Gibson, Dunn & Crutcher LLP 555 Mission Street San Francisco, CA 94105 (415) 393-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SHARES

CTI BioPharma Corp., a Delaware corporation (the “Company”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) these post-effective amendments (the “Post-Effective Amendments”) to deregister any and all shares of common stock, with par values up to $0.001 per share, of the Company (the “Shares”), previously registered but unsold or otherwise unissued under the following Registration Statements on Form S-8 as of the date hereof (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•

Registration Statement No. 333-211006, filed with the Commission on April 29, 2016, relating to the registration of 18,000,000 Shares under the CTI BioPharma Corp. 2015 Equity Incentive Plan, as amended and restated; which was amended on June 23, 2017 and January 24, 2018; and

•

Registration Statement No. 333-207176, filed with the Commission on September 28, 2015, relating to the registration of 16,721,817 Shares under the CTI BioPharma Corp. 2015 Equity Incentive Plan; which was amended on June 23, 2017 and January 24, 2018.

Pursuant to the Agreement and Plan of Merger, dated as of May 10, 2023 (the “Merger Agreement”), by and among Swedish Orphan Biovitrum AB (publ), a Swedish public limited liability company (“Parent”), Cleopatra Acquisition Corp., a Delaware corporation and a wholly owned, indirect subsidiary of Parent (“Purchaser”), and the Company, Purchaser merged with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent. The Merger became effective on June 26, 2023, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby amends the Registration Statements to remove from registration the Shares registered but remaining unsold under the Registration Statements as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Visby, Sweden, on June 26, 2023.

CTI BIOPHARMA CORP.

By:	/s/ Henrik Stenqvist
Name:	Henrik Stenqvist
Title:	Treasurer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendments to the Registration Statements.